Exhibit 99.1

Proofpoint Announces Third Quarter 2020 Financial Results

Third Quarter Highlights

•	Total revenue of $266.7 million, up 17% year-over-year
•	Billings of $294.4 million, up 6% year-over-year
•	GAAP EPS of $(0.55) per share, Non-GAAP EPS of $0.59 per share
•	Operating cash flow of $86.0 million and free cash flow of $64.6 million
•	Increasing FY20 guidance for revenue, Non-GAAP net income and free cash flow

SUNNYVALE, Calif., – October 29, 2020 – Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced financial results for the third quarter ended September 30, 2020.

“Our strong third quarter results represent another great example of our team’s consistent execution and dedicated focus on protecting our customers from advanced threats and compliance risks,” stated Gary Steele, chief executive officer of Proofpoint. “We are also proud to announce that these results make Proofpoint the first SaaS-based cybersecurity company to surpass $1 billion in revenue on a trailing twelve month basis. The compelling investments we’re making in broadening our product suite provide further opportunity to extend this growth and increase our share of the over $19 billion total addressable market opportunity in the years ahead.”

Third Quarter 2020 Financial Highlights

•	Revenue: Total revenue for the third quarter of 2020 was $266.7 million, an increase of 17%, compared to $227.4 million for the third quarter of 2019.
•	Billings: Total billings for the third quarter of 2020 were $294.4 million, an increase of 6%, compared to $277.8 million for the third quarter of 2019.
•

Gross Profit: GAAP gross profit for the third quarter of 2020 was $197.7 million, compared to $167.5 million for the third quarter of 2019. Non-GAAP gross profit for the third quarter of 2020 was $215.0 million, compared to $181.0 million for the third quarter of 2019. GAAP gross margin for the third quarter of 2020 was 74%, compared to 74% for the third quarter of 2019. Non-GAAP gross margin for the third quarter of 2020 was 81%, compared to 80% for the third quarter of 2019.

•

Operating Income (Loss): GAAP operating loss for the third quarter of 2020 was $(21.1) million, compared to a loss of $(24.4) million for the third quarter of 2019. Non-GAAP operating income for the third quarter of 2020 was $46.9 million, compared to $33.9 million for the third quarter of 2019.

•

Net Income (Loss): GAAP net loss for the third quarter of 2020 was $(31.9) million, or $(0.55) per share, based on 57.6 million weighted average shares outstanding. This compares to a GAAP net loss of $(44.3) million, or $(0.79) per share, based on 56.0 million weighted average shares outstanding for the third quarter of 2019. Non-GAAP net income for the third quarter of 2020 was $38.4 million, or $0.59 per share, based on 65.8 million weighted average diluted shares outstanding. This compares to a Non-GAAP net profit of $29.8 million, or $0.49 per share, based on 61.2 million weighted diluted shares outstanding for the third quarter of 2019. Non-GAAP earnings per share for the third quarter of 2020 included the 6.0 million shares associated with the company’s convertible notes, and cash interest expense (net of tax) of $0.5 million was added back to net income as the “If-Converted” threshold during this period was achieved.

•

Cash and Cash Flow: As of September 30, 2020, Proofpoint had cash, cash equivalents, and short-term investments of $1,019.5 million. The company generated $86.0 million in net cash from operations for the third quarter of 2020, compared to $68.6 million during the third quarter of 2019. This result included $8.9 million received as leasehold improvement reimbursement related to the Company’s new corporate headquarters and also a

$11.7 million cash tax payment associated with the transfer of certain intellectual property from Israel to the United States associated with the Company’s acquisition of ObserveIT. Capital expenditures were $21.5 million, including $11.6 million related to the Company’s new corporate headquarters. The company’s free cash flow for the third quarter of 2020 was $64.6 million, compared to $58.6 million for the third quarter of 2019.

•	Stock Repurchase Plan: The Company repurchased approximately 112,000 shares at an average price of $104.82 per share during the third quarter of 2020.

“We were pleased to exceed our guidance on all metrics in the third quarter as we continue to execute well against our updated 2020 operating plan by driving attractive growth and profitability through a challenging economic environment,” stated Paul Auvil, chief financial officer of Proofpoint. “Our strong free cash flow generation for the quarter was driven by strong cash collections as a result of exceptional billings linearity during the quarter, and serves as a clear reminder of the operating leverage intrinsic to our business model.”

Financial Outlook

This financial outlook is based on information and assumptions known as of October 29, 2020. We undertake no obligation to update these forward-looking statements as a result of new information or future events. It is Proofpoint’s policy neither to reiterate nor adjust the financial guidance provided in this release unless it is also done through another public disclosure, such as a subsequent press release or filing on Form 8-K.

Proofpoint is providing its fourth quarter 2020 guidance as follows:

•	Total revenue is expected to be in the range of $268.0 million to $270.0 million.
•	GAAP gross margin is expected to be approximately 73%. Non-GAAP gross margin is expected to be approximately 80%.
•

GAAP net loss is expected to be in the range of $(51.0) million to $(45.6) million, or $(0.89) to $(0.80) per share, based on approximately 57.3 million weighted average shares outstanding. Non-GAAP net income is expected to be in the range of $26.0 million to $28.0 million, or $0.41 to $0.44 per share, using 65.3 million weighted average diluted shares outstanding.

•

Free cash flow is expected to be in the range of $3.0 million to $5.0 million, and includes approximately $1.5 million of expected leasehold improvement reimbursement related to the Company’s new corporate headquarters. Capital expenditures are expected to be approximately $27.0 million, including $19.4 million associated with the Company’s new headquarters build-out.

Proofpoint is providing its full year 2020 guidance as follows:

•	Total revenue is expected to be in the range of $1,042.9 million to $1,044.9 million.
•	GAAP gross margin is expected to be approximately 73%. Non-GAAP gross margin is expected to be 80%.
•

GAAP net loss is expected to be in the range of $(179.7) million to $(174.3) million, or $(3.14) to $(3.04) per share, based on approximately 57.3 million weighted average shares outstanding. Non-GAAP net income is expected to be in the range of $121.6 million to $123.6 million, or $1.88 to $1.91 per share, using 65.7 million weighted average diluted shares outstanding.

•

Free cash flow is expected to be in the range of $166.2 million to $168.2 million.  This includes the aforementioned cash tax payment of $11.7 million associated with the transfer of certain intellectual property and approximately $15.7 million of leasehold improvement reimbursement related to the Company’s new corporate headquarters. Capital expenditures are expected to be approximately $72.6 million, including $37.6 million associated with the Company’s new headquarters build-out.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the third quarter ended September 30, 2020. To access this call, dial (888) 220-8451 for the U.S. or

Canada, or (646) 828-8193 for international callers, with conference ID 9071818. A live webcast, and an archived recording of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com. An audio replay of this conference call will also be available through November 12, 2020, by dialing (844) 512-2921 for the U.S. or Canada or (412) 317-6671 for international callers, and entering passcode 9071818.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ: PFPT) is a leading cybersecurity and compliance company that protects organizations’ greatest assets and biggest risks: their people. With an integrated suite of cloud-based solutions, Proofpoint helps companies around the world stop targeted threats, safeguard their data, and make their users more resilient against cyber attacks. Leading organizations of all sizes, including more than half of the Fortune 1000, rely on Proofpoint for people-centric security and compliance solutions that mitigate their most critical risks across email, the cloud, social media, and the web. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, win rates and renewal rates, future growth, and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: the potential direct and indirect impact of events beyond our control such as the current coronavirus (COVID-19) pandemic on our business, financial condition and operations, including on our customers’ spending and on our expenses, supply chain, and employees; failure to maintain or increase renewals from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; potential changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; security breaches, which could affect our brand; the costs of litigation; the impact of changes in foreign currency exchange rates; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the three months ended June 30, 2020, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or on our investor relations website at https://investors.proofpoint.com/investors/financials-and-filings/quarterly-and-annual-reports/default.aspx. All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Computational Guidance on Earnings Per Share Estimates

Accounting principles require that EPS be computed based on the weighted average shares outstanding (“basic”), and also assuming the issuance of potentially issuable shares (such as those subject to stock options, convertible notes, etc.) if those potentially issuable shares would reduce EPS (“diluted”).

The number of shares related to options and similar instruments included in diluted EPS is based on the “Treasury Stock Method” prescribed in Financial Accounting Standards Board (“FASB”) ASC Topic 260, Earnings Per Share (“FASB ASC Topic 260”). This method assumes a theoretical repurchase of shares using the proceeds of the respective stock option exercise at a price equal to the issuer’s average stock price during the related earnings period. Accordingly, the number of shares includable in the calculation of diluted EPS in respect of stock options and similar instruments is dependent on this average stock price and will increase as the average stock price increases.

The number of shares includable in the calculation of diluted EPS in respect of convertible senior notes is based on the “If Converted” method prescribed in FASB ASC Topic 260. This method assumes the conversion or exchange of these securities for shares of common stock. In determining if convertible securities are dilutive, the interest savings (net of tax) subsequent to an assumed conversion are added back to net earnings. The shares related to a convertible security are included in diluted EPS only if EPS as otherwise calculated is greater than the interest savings, net of tax, divided by the shares issuable upon exercise or conversion of the instrument. Accordingly, the calculation of diluted EPS for these instruments is dependent on the level of net earnings.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit and gross margin. We define non-GAAP gross profit as GAAP gross profit, adjusted to exclude stock-based compensation expense and the amortization of intangibles associated with acquisitions. We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of non-cash charges that can fluctuate for Proofpoint, based on timing of equity award grants and the size, timing and purchase price allocation of acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross margin versus gross profit and gross margin, in each case, calculated in accordance with GAAP. For example, stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit and non-GAAP gross margin may differ from the components that our peer companies exclude when they report their non-GAAP results. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross margin and evaluating non-GAAP gross profit and non-GAAP gross margin together with gross profit and gross margin calculated in accordance with GAAP.

Non-GAAP operating income. We define non-GAAP operating income as operating loss, adjusted to exclude stock-based compensation expense, the amortization of intangibles, costs associated with acquisitions, litigations and facility exit costs related to the relocation of our corporate headquarters. Costs associated with acquisitions include legal, accounting, and other professional fees, as well as changes in the fair value of contingent consideration obligations. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effect of stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions, litigations and facility exit costs so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating income versus operating loss calculated in accordance with GAAP. For example, as noted above, non-GAAP operating income excludes stock-based compensation expense. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their non-GAAP results of operations, and some of these items are cash-based. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating loss calculated in accordance with GAAP.

Non-GAAP net income. We define non-GAAP net income as net loss, adjusted to exclude stock-based compensation expense, amortization of intangibles, costs associated with acquisitions, litigations, facility exit costs related to the relocation of our corporate headquarters, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, and tax effects. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating income.

Our current and deferred income tax expense is commensurate with the non-GAAP measure of profitability using a non-GAAP tax rate of 17% for the three and nine months ended September 30, 2020 and 2019. We use an annual projected tax rate in a computation of the non-GAAP income tax provision, and exclude the impact of stock-based compensation, intangible amortization expenses, costs associated with acquisitions, litigations, facility exit costs related to the relocation of our corporate headquarters, and non-cash interest expense related to the debt discount and issuance costs for the convertible notes. The projected rate considers other factors such as our current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where we operate.

Billings. We define billings as revenue recognized plus the change in deferred revenue and customer prepayments less change in unbilled accounts receivable from the beginning to the end of the period, but excluding additions to deferred revenue and customer prepayments from acquisitions. Customer prepayments represent billed amounts for which the contract can be terminated and the customer has a right of refund. Unbilled accounts receivable represent amounts for which the company has recognized revenue, pursuant to its revenue recognition policy, for subscription software already delivered and professional services already performed, but billed in arrears and for which the company believes it has an unconditional right to payment. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Subscription	$260,672	$224,275	$759,633	$634,639
Hardware and services	5,997	3,110	15,248	10,122
Total revenue	266,669	227,385	774,881	644,761
Cost of revenue:(1)(2)
Subscription	60,144	52,308	179,185	151,208
Hardware and services	8,777	7,573	26,242	21,744
Total cost of revenue	68,921	59,881	205,427	172,952
Gross profit	197,748	167,504	569,454	471,809
Operating expense:(1)(2)
Research and development	71,743	60,060	212,240	168,494
Sales and marketing	121,294	105,502	360,735	305,343
General and administrative	25,821	26,388	70,188	80,094
Total operating expense	218,858	191,950	643,163	553,931
Operating loss	(21,110)	(24,446)	(73,709)	(82,122)
Interest expense	(9,106)	(3,698)	(27,039)	(3,698)
Other (expense) income, net	(119)	2,180	3,410	3,565
Loss before income taxes	(30,335)	(25,964)	(97,338)	(82,255)
Provision for income taxes	(1,540)	(18,376)	(31,369)	(19,276)
Net loss	$(31,875)	$(44,340)	$(128,707)	$(101,531)
Net loss per share, basic and diluted	$(0.55)	$(0.79)	$(2.25)	$(1.82)
Weighted average shares outstanding, basic and diluted	57,616	56,014	57,321	55,708

(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$5,132	$4,519	$15,909	$12,663
Cost of hardware and services revenue	1,402	1,043	4,181	3,003
Research and development	16,462	13,735	48,498	37,756
Sales and marketing	19,963	16,515	55,529	46,068
General and administrative	7,948	9,871	14,816	32,864
Total stock-based compensation expense	$50,907	$45,683	$138,933	$132,354
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$10,756	$7,886	$30,686	$22,153
Sales and marketing	3,947	3,632	12,407	10,803
Total intangible amortization expense	$14,703	$11,518	$43,093	$32,956

Proofpoint, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$1,019,523	$847,555
Short-term investments	—	43,385
Accounts receivable, net	180,914	265,741
Inventory	345	1,249
Deferred product costs	2,847	2,723
Deferred commissions	51,779	47,250
Prepaid expenses and other current assets	29,550	22,081
Total current assets	1,284,958	1,229,984
Property and equipment, net	101,250	73,512
Operating lease right-of-use assets	65,248	51,852
Long-term deferred product costs	410	581
Goodwill	688,454	687,517
Intangible assets, net	144,804	186,023
Long-term deferred commissions	96,071	90,305
Other assets	15,017	17,737
Total assets	$2,396,212	$2,337,511
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,012	$16,311
Accrued liabilities	140,311	119,423
Operating lease liabilities	23,368	20,202
Deferred revenue	613,107	615,874
Total current liabilities	782,798	771,810
Convertible senior notes	774,934	749,620
Long-term operating lease liabilities	45,464	36,223
Other long-term liabilities	37,127	19,172
Long-term deferred revenue	180,537	168,189
Total liabilities	1,820,860	1,745,014
Stockholders’ equity
Common stock, $0.0001 par value; 200,000 shares authorized; 57,740 shares issued and 57,628 shares outstanding at September 30, 2020; 56,784 shares issued and outstanding at December 31, 2019	6	6
Additional paid-in capital	1,441,384	1,318,084
Treasury stock, at cost; 112 shares at September 30, 2020	(11,737)	—
Accumulated other comprehensive income	—	1
Accumulated deficit	(854,301)	(725,594)
Total stockholders’ equity	575,352	592,497
Total liabilities and stockholders’ equity	$2,396,212	$2,337,511

Proofpoint, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flows from operating activities
Net loss	$(31,875)	$(44,340)	$(128,707)	$(101,531)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,801	20,220	71,261	58,457
Stock-based compensation	50,907	45,683	138,933	132,354
Amortization of debt issuance costs and accretion of debt discount	8,531	3,455	25,314	3,455
Amortization of deferred commissions	16,049	12,763	46,052	36,434
Noncash lease costs	6,352	5,869	19,270	17,216
Deferred income taxes	(575)	(1,884)	(1,267)	(2,494)
Other	412	627	680	1,594
Changes in assets and liabilities:
Accounts receivable	(7,888)	(34,069)	84,174	(6,209)
Inventory	22	(69)	903	55
Deferred product costs	(28)	(229)	48	(324)
Deferred commissions	(20,394)	(20,036)	(56,347)	(51,014)
Prepaid expenses	2,331	2,199	(4,442)	(5,496)
Other current assets	(219)	55	(399)	514
Long-term assets	(114)	(253)	(173)	(876)
Accounts payable	(58)	559	(9,571)	(2,607)
Accrued liabilities	13,491	38,401	33,613	28,030
Operating lease liabilities	(6,555)	(6,477)	(20,116)	(17,925)
Deferred revenue	30,833	46,124	9,581	76,474
Net cash provided by operating activities	86,023	68,598	208,807	166,107
Cash flows from investing activities
Proceeds from maturities of short-term investments	11,906	26,853	63,093	81,902
Purchase of short-term investments	—	(25,268)	(19,876)	(67,036)
Purchase of property and equipment	(21,473)	(10,006)	(45,622)	(23,856)
Receipts from escrow account	—	—	154	—
Acquisition of businesses, net of cash acquired	—	—	(2,720)	(104,503)
Net cash used in investing activities	(9,567)	(8,421)	(4,971)	(113,493)
Cash flows from financing activities
Proceeds from issuance of common stock	437	827	18,980	15,518
Withholding taxes related to restricted stock net share settlement	(5,763)	(6,585)	(40,908)	(41,590)
Proceeds from issuance of convertible senior notes, net of costs	—	901,293	—	901,293
Purchase of capped calls	—	(84,640)	—	(84,640)
Repurchases of common stock	(14,004)	—	(14,004)	—
Net cash (used in) provided by financing activities	(19,330)	810,895	(35,932)	790,581
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,024	(584)	850	(505)
Net increase in cash, cash equivalents and restricted cash	58,150	870,488	168,754	842,690
Cash, cash equivalents and restricted cash
Beginning of period	968,511	158,354	857,907	186,152
End of period	$1,026,661	$1,028,842	$1,026,661	$1,028,842

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

GAAP gross profit	$197,748	$167,504	$569,454	$471,809
GAAP gross margin	74%	74%	73%	73%
Plus:
Stock-based compensation expense	6,534	5,562	20,090	15,666
Intangible amortization expense	10,756	7,886	30,686	22,153
Non-GAAP gross profit	215,038	180,952	620,230	509,628
Non-GAAP gross margin	81%	80%	80%	79%

GAAP operating loss	(21,110)	(24,446)	(73,709)	(82,122)
Plus:
Stock-based compensation expense	50,907	45,683	138,933	132,354
Intangible amortization expense	14,703	11,518	43,093	32,956
Acquisition-related expenses	79	56	843	909
Litigation-related expenses	1,752	1,127	3,531	1,127
Facility exit costs	595	—	789	—
Non-GAAP operating income	46,926	33,938	113,480	85,224

GAAP net loss	(31,875)	(44,340)	(128,707)	(101,531)
Plus:
Stock-based compensation expense	50,907	45,683	138,933	132,354
Intangible amortization expense	14,703	11,518	43,093	32,956
Acquisition-related expenses	79	56	843	909
Litigation-related expenses	1,752	1,127	3,531	1,127
Facility exit costs	595	—	789	—
Interest expense - debt discount and issuance costs	8,531	3,455	25,314	3,455
Income tax expense (1)	(6,319)	12,277	11,791	4,223
Non-GAAP net income	38,373	29,776	95,587	73,493
Add interest expense of convertible senior notes, net of tax (2)	477	243	1,431	243
Numerator for non-GAAP EPS calculation	$38,850	$30,019	$97,018	$73,736
Non-GAAP net income per share - diluted	$0.59	$0.49	$1.48	$1.25

GAAP weighted-average shares used to compute net loss per share, diluted	57,616	56,014	57,321	55,708
Dilutive effect of convertible senior notes (2)	5,975	2,533	5,975	854
Dilutive effect of employee equity incentive plan awards (3)	2,174	2,617	2,275	2,604
Non-GAAP weighted-average shares used to compute net income per share, diluted	65,765	61,164	65,571	59,166

(1) The Company’s current and deferred income tax expense commensurate with the non-GAAP measure of profitability using non-GAAP tax rate of 17% for the three and nine months ended September 30, 2020 and 2019. The Company uses annual projected tax rate in its computation of the non-GAAP income tax provision, and excludes the direct impact of stock-based compensation, intangible amortization expenses, costs associated with acquisitions, litigations, facility exit costs related to the relocation of our corporate headquarters, and non-cash interest expense related to the debt discount and issuance costs for the convertible notes.

(2) The Company uses the if-converted method to compute diluted earnings per share with respect to its convertible senior notes. There was no add-back of interest expense or additional dilutive shares related to the convertible senior notes where the effect was anti-dilutive.

(3) The Company uses the treasury method to compute the dilutive effect of employee equity incentive plan awards.

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Total revenue	$266,669	$227,385	$774,881	$644,761
Deferred revenue and customer prepayments
Ending	804,197	688,105	804,197	688,105
Beginning	776,255	635,450	797,173	605,073
Net Change	27,942	52,655	7,024	83,032
Unbilled accounts receivable
Ending	1,756	4,060	1,756	4,060
Beginning	1,542	1,861	2,255	1,276
Net Change	(214)	(2,199)	499	(2,784)
Less:
Deferred revenue and customer prepayments contributed by acquisitions	—	—	—	—
Billings	$294,397	$277,841	$782,404	$725,009

Reconciliation of GAAP Cash Flows from Operations to Free Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
GAAP cash flows provided by operating activities	$86,023	$68,598	$208,807	$166,107
Less:
Purchases of property and equipment	(21,473)	(10,006)	(45,622)	(23,856)
Non-GAAP free cash flows	$64,550	$58,592	$163,185	$142,251

Reconciliation of Non-GAAP Measures to Guidance

(In millions, except per share amount)

(Unaudited)

	Three Months Ending	Year Ending
	December 31,	December 31,
	2020	2020

Total revenue	$268.0 - $270.0	$1,042.9 - $1,044.9

GAAP gross profit	195.9 - 197.9	765.4 - 767.4
GAAP gross margin	73%	73%
Plus:
Stock-based compensation expense	7.9 - 7.5	28.0 - 27.6
Intangible amortization expense	10.6	41.3
Non-GAAP gross profit	214.4 - 216.0	834.7 - 836.3
Non-GAAP gross margin	80%	80%

GAAP net loss	(51.0) - (45.6)	(179.7) - (174.3)
Plus:
Stock-based compensation expense	55.1 - 52.1	194.0 - 191.0
Intangible amortization expense	14.4	57.5
Acquisition-related expenses	-	0.8
Litigation-related expenses	1.9	5.4
Facility exit costs	0.6	1.5
Interest expense - debt discount and issuance costs	8.6	33.9
Income tax expense	(3.6) - (4.0)	8.2 - 7.8
Non-GAAP net income	26.0 - 28.0	121.6 - 123.6
Add interest expense of convertible senior notes, net of tax (if dilutive)	0.5	1.9
Numerator for non-GAAP EPS calculation	$26.5 - $28.5	$123.5 - $125.5
Non-GAAP net income per share - diluted	$0.41 - $0.44	$1.88 - $1.91
Non-GAAP weighted-average shares used to compute net income per share, diluted	65.3	65.7

	Three Months Ending	Year Ending
	December 31,	December 31,
	2020	2020

GAAP cash flows provided by operating activities	$30.0 - $32.0	$238.8 - $240.8
Less:
Purchases of property and equipment	(27.0)	(72.6)
Non-GAAP free cash flows	$3.0 - $5.0	$166.2 - $168.2

Media Contact

Kristy Campbell

Proofpoint, Inc.

408-517-4710

kcampbell@proofpoint.com

Investor Contact

Jason Starr
Proofpoint, Inc.
408-585-4351
jstarr@proofpoint.com